Exhibit 4.2

UNITED AMERICAN CORPORATION

AMENDMENT NO. 2 TO
2003 STOCK OPTION PLAN

Effective January 14, 2005, United American Corporation (f/k/a Studio Bromont, Inc.) 2003 Stock Option Plan is hereby amended as follows:

1.     The first paragraph of section 6 titled "Stock Subject to Plan" is hereby amended and restated in full as follows:

"The stock available for grant of Options under the Plan shall be shares of the Company's authorized but unissued, or reacquired, Common Stock. Subject to adjustment as provided herein, the maximum aggregate number of shares of the Company’s common stock that may be optioned and sold under the Plan is 9,000,000 shares."

2.     All references to the Company’s prior name of Studio Bromont, Inc. in the 2003 Stock Option Plan shall be replaced with the current name of the Company, United American Corporation.

IN WITNESS WHEREOF, United American Corporation has caused this instrument of amendment to be executed by its duly authorized officer as of the 14th day of January 2005.

UNITED AMERICAN CORPORATION

By:
             /s/ Benoit Laliberte
Name:        Benoit Laliberte
Title:          Chief Executive Officer